EXHIBIT 99.3

Press Release dated September 23, 1999, of Darden Restaurants, Inc.

             DARDEN'S FIRST QUARTER RESULTS INCLUDE RECORD QUARTERLY
                           EARNINGS PER DILUTED SHARE

ORLANDO, FL - Darden Restaurants, Inc. today reported record quarterly earnings of 35 cents per diluted share for its first quarter, which ended August 29, 1999, a 46% increase. Earnings after tax for the quarter were up over 34% to $47.3 million. The world's largest casual-dining restaurant company said first quarter sales rose approximately 5% to $929.4 million, driven by strong same-restaurant sales growth at Olive Garden and Red Lobster.

     "We are off to a great start. Both Olive Garden and Red Lobster continue to produce industry leading increases in guest counts, sales and earnings," said Joe R. Lee, Chairman and Chief Executive Officer. "These results are directly attributable to a focus on operating excellence by the leadership teams and employees throughout our organization. Our strong operating platform is enabling each of our restaurant companies to take full advantage of what is clearly a favorable consumer environment. As consumer conditions change, strong consumer brands and the best possible delivery of them through operating excellence will still be the key to sustained success, so we feel well-positioned for the future."

Highlights for the quarter ended August 29, 1999, included:

o Earnings after tax in the first quarter were $47.3 million, or 35 cents per diluted share, on $929.4 million in sales. Prior year earnings after tax were $35.2 million, or 24 cents per diluted share, on sales of $886.1 million.

o Olive Garden far outpaced the industry with same-restaurant sales up 8.1% in the quarter. This outstanding performance represents the 20th consecutive quarter of same-restaurant sales increases and enabled Olive Garden to post strong double-digit growth in operating profit, with absolute profit at a record quarterly level.

o Red Lobster continued its strong momentum, reporting a same-restaurant sales increase of 4.0%, to mark its 7th consecutive quarter of positive same-restaurant sales. As a result of


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     solid  sales  and  traffic  growth,  Red  Lobster  also  reported  a strong double-digit increase in operating profit.

o Bahama Breeze continues to exceed Darden's projections. Six additional restaurants are currently under construction and expected to open during fiscal 2000.

o The Company purchased 1.4 million shares of its common stock in the first quarter.

Operating Highlights

OLIVE GARDEN'S first quarter sales of $396.0 million were 7.8% above the prior year. The 8.1% same-restaurant sales increase in the quarter comes on top of a 10.7% same-restaurant sales increase in the first quarter of last year. Olive Garden's sales improvement continued to be driven by strong guest count growth. This performance combined with lower food and beverage costs and restaurant expenses as a percentage of sales, generated a very strong double-digit operating profit increase and record quarterly profits.

"The leadership and dedication of our restaurant teams have propelled Olive Garden to the best performance in our 16-year history," said Brad Blum, President of Olive Garden. "Our team is passionate, hungry, and focused on operating excellence, brand building and innovation to create outstanding long term growth. Through quality food and wine offerings and gracious service in a comfortable atmosphere, Olive Garden is truly committed to being a family of local restaurants, focused on delighting every guest with a genuine Italian dining experience."

RED LOBSTER'S first quarter sales of $522.5 million were 1.8% higher than the prior year. Same-restaurant sales increased 4.0% in the quarter, improving upon an 11.6% increase in the first quarter of the prior year. Operating profit for the quarter increased at a strong double-digit pace as a result of the same-restaurant sales growth and favorable food and beverage costs and restaurant expenses as a percent of sales. These results were achieved even though Red Lobster operated 29 fewer restaurants than last year and did not repeat the high-volume "Bottomless Crab" promotion that generated high sales and traffic volumes in the first quarter last year.

"We are pleased with our results and proud of our team," said Dick Rivera, President of Red Lobster. "Each member of our crew deserves tremendous credit for our accomplishments as well


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as for the commitment and spirit they demonstrate each day. We are improving our operations, strengthening our leadership and performing with more consistency as we strive to be the best in casual dining.

BAHAMA BREEZE sales continue to exceed expectations at both newly opened and more established restaurants. In addition, construction has begun on six more restaurants, which are located in Louisville, KY, Birmingham, AL, Atlanta (Kennesaw), GA, Austin, TX, Miami, FL, and Phoenix, AZ. These restaurants are expected to open during fiscal 2000.

Other Actions

Darden continued its buyback of common stock in the open market, purchasing 1.4 million shares in the first quarter. Cumulatively, since the initial authorization of its repurchase program in December 1995, the Company has repurchased 34.0 million shares from a total authorization of 44.6 million shares.

The Board of Directors declared the regular 4 cents per share semi-annual dividend payable November 1, 1999 to shareholders of record October 11, 1999.

The Company opened its first Smokey Bones restaurant on September 13, 1999 in Orlando, FL.

Darden Restaurants Inc., headquartered in Orlando, FL, owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones restaurants with annual sales of $3.5 billion.


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

                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

      08/30/98                                                 08/29/99
      --------                                                 --------

           646              Red Lobster USA                         617
            34              Red Lobster Canada                       34
        ------                                                   ------
           680                Total Red Lobster                     651

           459              Olive Garden USA                        459
             5              Olive Garden Canada                       5
        ------                                                   ------
           464                Total Olive Garden                    464

             3              Bahama Breeze                             6
        ------                                                   ------

         1,147                Total Restaurants                   1,121
        ======                                                   ======


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

                            DARDEN RESTAURANTS, INC.
                   FIRST QUARTER FY 2000 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)



                                                      13 Weeks Ended
                                            08/29/99                  08/30/98

Sales                                         $929.4                    $886.1

Net Earnings                                   $47.3                     $35.2

Net Earnings per Share:
    Basic                                      $0.36                     $0.25
    Diluted                                    $0.35                     $0.24

Average Number of Common Shares
  Outstanding:
    Basic                                      132.2                     139.7
    Diluted                                    136.4                     145.9


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

                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In Thousands, Except per Share Data)
                                   (Unaudited)

                                                       13 Weeks Ended
                                             08/29/99                  08/30/98
Sales                                        $929,391                  $886,057
Costs and Expenses:
Cost of sales:
    Food and beverages                        298,828                   296,415
    Restaurant labor                          295,119                   282,550
    Restaurant expenses                       132,121                   131,987
       Total Cost of Sales                    726,068                   710,952
Selling, general and administrative            94,150                    84,787
Depreciation and amortization                  31,370                    31,012
Interest, net                                   4,576                     5,435
       Total Costs and Expenses               856,164                   832,186
Earnings before Income Taxes                   73,227                    53,871
Income Taxes                                  -25,914                   -18,692
Net Earnings                                  $47,313                   $35,179

Net Earnings per Share:
    Basic                                       $0.36                     $0.25
    Diluted                                     $0.35                     $0.24

Average Number of Common Shares
  Outstanding:
    Basic                                     132,200                   139,700
    Diluted                                   136,400                   145,900


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

                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                 (Unaudited)
                                                   08/29/99            05/30/99

ASSETS
Current Assets:
  Cash and cash equivalents                         $30,285             $40,960
  Receivables                                        22,526              20,256
  Inventories                                       192,492             144,115
  Net assets held for disposal                       35,692              35,269
  Prepaid expenses and other current assets          16,327              21,475
  Deferred income taxes                              60,890              65,662
    Total Current Assets                           $358,212            $327,737
Land, Buildings and Equipment                     1,468,629           1,473,535
Other Assets                                        102,482             104,388
    Total Assets                                 $1,929,323          $1,905,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                 $156,202            $144,725
  Short-term debt                                    27,000              23,500
  Current portion of long-term debt                   2,386               2,386
  Accrued payroll                                    63,946              74,265
  Accrued income taxes                               18,923              16,544
  Other accrued taxes                                26,573              25,965
  Other current liabilities                         231,377             246,830
    Total Current Liabilities                      $526,407            $534,215
Long-term Debt                                      313,490             314,065
Deferred Income Taxes                                72,389              72,086
Other Liabilities                                    21,334              21,258
    Total Liabilities                              $933,620            $941,624

Stockholders' Equity:
  Common stock and surplus                       $1,341,274          $1,328,796
  Retained earnings                                 225,321             178,008
  Treasury stock                                   -493,869            -466,902
  Accumulated other comprehensive income            -12,458             -12,115
  Unearned compensation                             -64,565             -63,751
    Total Stockholders' Equity                     $995,703            $964,036
Total Liabilities and Stockholders' Equity       $1,929,323          $1,905,660


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